------------------------------
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                                                  hours per response . . . 14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1

                             Arch Capital Group Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Shares, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G0450A105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 28, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 36 Pages
                         Exhibit Index Found on Page 35
--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]

-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,053,634  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,053,634 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,053,634    [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.3 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 2 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     284,804  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    284,804 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             284,804  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.2 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 3 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     239,739  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    239,739 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             239,739  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.0 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 4 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     44,200  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    44,200 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             44,200  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 5 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             RR Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     26,902  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    26,902 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             26,902  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 6 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     282,000  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    282,000 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             282,000  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.2 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 7 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,649,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,649,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,649,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.6 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 8 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 9 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 10 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 11 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 12 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 13 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 14 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 15 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 16 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 17 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 18 of 36 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing beneficially own an aggregate of 1,931,279 Common Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                        ------------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,931,279  [See Preliminary Note]
                        ------------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                        ------------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,931,279 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,931,279  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.7 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                              Page 19 of 36 Pages

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on April 12, 2002 (collectively, with all amendments thereto, the
"Schedule  13D").  Preliminary  Note:  As  reported  in the  Schedule  13D,  the
Reporting Persons (as defined below) are filing this Schedule 13D with respect to the Common Shares, par value $0.01 per share (the "Common Shares"), of Arch Capital Group Ltd. (the "Company"). Certain of the Reporting Persons own, in aggregate, 609,800 Common Shares. In addition, certain of the Reporting Persons own, in aggregate, (i) 1,197,781 Series A Convertible Preference Shares (the "Preference A Shares") issued by the Company, each Preference A Share immediately convertible to one Common Share and (ii) 123,698 Class A Warrants (the "Warrants") issued by the Company to purchase 123,698 Common Shares. If all of such Preference A Shares and Warrants were converted and exercised, the Reporting Persons would own, in aggregate, an additional 1,321,479 Common Shares. The Reporting Persons are filing this amendment to the Schedule 13D to report the acquisition of Common Shares and Preference A Shares. All numbers and percentages contained in this Schedule 13D amendment represent Common Shares and not Preference A Shares or Warrants (unless stated otherwise). For information regarding the Warrants and Preference A Shares, see the Company's Prospectus Supplement dated April 3, 2002 and the Schedule 13D filed by the Reporting Persons on April 12, 2002.

Item 2.  Identity And Background.
------   -----------------------

     Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships
     ----------------

                               Page 20 of 36 Pages

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares, Preference A Shares and Warrants);

          (ii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares, Preference A Shares and Warrants);

          (iii)Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares, Preference A Shares and Warrants);

          (iv) Tinicum   Partners,   L.P.,  a  New  York   limited   partnership
               ("Tinicum"), with respect to the Common Shares beneficially owned by it; and

          (v) RR Capital Partners, L.P., a Delaware limited partnership ("RR"), with respect to the Common Shares beneficially owned by it (through its ownership of Preference A Shares and Warrants).

     FCP, FCIP II, FCIP III, Tinicum and RR are together referred to herein as the "Partnerships."

     The Management Company
     ----------------------

          (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Common Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts").

     The General Partner Of The Partnerships
     ---------------------------------------

          (vii)Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Common Shares beneficially owned by each of the Partnerships (through their ownership of Common Shares, Preference A Shares and Warrants).

     The Managing Members Of The General Partner And The Management Company
     ----------------------------------------------------------------------

          (viii) The following eleven persons who are managing members of both the General Partner and the Management Company, with respect to the Common Shares beneficially owned by the Partnerships and the Managed Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"),


                               Page 21 of 36 Pages

               Stephen L. Millham ("Millham"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Landry, Mellin, Millham, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.


                               Page 22 of 36 Pages

Item 3.  Source And Amount Of Funds And Other Consideration.
------   --------------------------------------------------

     Item 3 of the Schedule 13D is amended and updated as the following:

     The net investment cost (including commissions) for the Common Shares beneficially owned by each of the Partnerships and Managed Accounts is set forth below:

Entity             Common Shares Held          Approximate Net Investment Cost
------             ------------------          -------------------------------
FCP                    135,800                      $ 3,719,841.00
FCIP II                 74,900                      $ 1,951,091.00
FCIP III                72,900                      $ 1,895,115.00
Tinicum                 44,200                      $ 1,140,681.00
Managed
  Accounts             282,000                      $ 7,743,320.00

                                                           Approximate Aggregate
Entity      Preference A Shares Held   Warrants Held       Net Investment Cost 2
------      ------------------------   -------------       --------------------
FCP            831,919                 85,915                 $ 17,385,786.00
FCIP II        190,256                 19,648                 $  3,976,067.00
FCIP III       151,222                 15,617                 $  3,160,299.00
RR              24,384                  2,518                 $    509,588.00

     The consideration for such acquisitions was obtained as follows: (i) with respect to RR, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective

--------
     2 On July 29, 2002, certain of the Reporting Persons received additional Preference A Shares from the Company as a "purchase price adjustment" pursuant to Section B of the Subscription Agreement. (See Item 4 of the Schedule 13D filed by the Reporting Persons on April 12, 2002 for further information regarding the Subscription Agreement.) No additional consideration was paid by the Reporting Persons for such shares.


                               Page 23 of 36 Pages
margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Common Shares.

Item 5.  Interest In Securities Of The Issuer.
-------  ------------------------------------

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:


     (a) The Partnerships
         ----------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the sum of (i) the 23,795,740 Common Shares outstanding as of June 30, 2002 as reported by the Company in its Quarterly Reported on Form 10-Q for the period ended June 30, 2002 as filed with Securities and Exchange Commission on August 14, 2002 and (ii) the additional Common Shares each Partnership is deemed to own through its ownership of Preference A Shares and/or Warrants.

          (c) The trade dates, number of Common Shares and Preference A Shares purchased or sold and the price per Common Share or Preference A Shares, (including commissions), as applicable, for all purchases and sales by the Partnerships in the past 60 days are set forth on Schedules A-D hereto and are incorporated herein by reference. All of such transactions in Common Shares were open-market transactions. All of such transactions in Preference A Shares were private transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Shares, Preference A Shares and Warrants. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (b) The Management Company
         ----------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Common Shares purchased or sold and the price per Common Share (including commissions) for all purchases and sales by the Management Company on behalf of the Managed Accounts in the past 60 days


                               Page 24 of 36 Pages
               are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were purchased in open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.

     (c) The General Partner
         -------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, in cluding the disposition of the proceeds of the sale of the Common Shares, Preference A Shares and Warrants. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d) The Individual Reporting Persons
         --------------------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, in cluding the disposition of the proceeds of the sale of the Common Shares, Preference A Shares and Warrants. The Management Company, as an invest ment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.


     The Common Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned


                               Page 25 of 36 Pages
directly by the Managed Accounts, except for RR which owns its Common Shares beneficially through its ownership of Preference A Shares and Warrants. The Preference A Shares and the Warrants in respect of which each Partnership is deemed to beneficially own Common Shares are owned directly by each Partnership. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Common Shares.


Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.



                               Page 26 of 36 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 6, 2002

                    /s/  Joseph F. Downes
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And RR CAPITAL PARTNERS, L.P.,
                    By Joseph F. Downes,
                    Managing Member

                    /s/  Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Joseph F. Downes,
                    Managing Member

                    /s/  Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                    William F. Duhamel, Andrew B. Fremder, Monica R. Landry Richard B. Fried, William F. Mellin,
                    Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the
Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.


                               Page 26 of 36 Pages

                                                                         ANNEX 1

     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company

          (a)  Farallon Capital Management, L.L.C.
          (b)  One Maritime Plaza, Suite 1325
               San Francisco, California  94111
          (c)  Serves as investment adviser to various managed accounts
          (d)  Delaware limited liability company
          (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

          (a)  Farallon Partners, L.L.C.
          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, California  94111
          (c)  Serves as general partner to investment partnerships
          (d)  Delaware limited liability company
          (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham and Mark
               C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

          Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique
          H. Boilini's business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the
          Schedule 13D.


                               Page 28 of 36 Pages

                                   SCHEDULE A
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                             NO. OF COMMON SHARES
                                 PURCHASED (P)                      PRICE
 TRADE DATE                       OR SOLD (S)                     PER SHARE
------------                    ---------------                  -----------



08/15/02                          2,100(P)                           $27.54
08/16/02                          1,500(P)                           $27.55
08/19/02                          6,700(P)                           $27.54
08/20/02                         27,600(P)                           $28.04
08/23/02                         26,200(P)                           $28.04
08/28/02                         22,000(P)                           $28.04
08/29/02                          8,200(P)                           $28.01



                          NO. OF PREFERENCE A SHARES
                                 PURCHASED (P)                      PRICE
 TRADE DATE                       OR SOLD (S)                     PER SHARE
------------                    ---------------                  -----------


07/29/02                        19,926(P)                         $24.72(*)


     (*) As reported in Item 3 above, these Preference A Shares were received by the Reporting Person as a Purchase Price Adjustment to the original purchase of the Reporting Person's Preference A Shares. No additional consideration was paid by the Reporting Person for such July 29, 2002 acquisition. If the original purchase price paid for all Preference A Shares were divided equally among all Preference A Shares now held, the per Share purchase price is $24.72.


                               Page 29 of 36 Pages

                                   SCHEDULE B
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                -------------------------------------------------

                            NO. OF COMMON SHARES
                                PURCHASED (P)                      PRICE
 TRADE DATE                      OR SOLD (S)                     PER SHARE
------------                   ---------------                  -----------



08/15/02                           400(P)                           $27.54
08/16/02                           300(P)                           $27.55
08/19/02                         1,100(P)                           $27.54
08/20/02                         4,800(P)                           $28.04
08/23/02                         4,200(P)                           $28.04
08/28/02                         3,800(P)                           $28.04
08/29/02                         1,400(P)                           $28.02




                         NO. OF PREFERENCE A SHARES
                                PURCHASED (P)                      PRICE
 TRADE DATE                      OR SOLD (S)                     PER SHARE
------------                   ---------------                  -----------


07/29/02                         4,556(P)                       $24.72 (*)



     (*) As reported in Item 3 above, these Preference A Shares were received by the Reporting Person as a Purchase Price Adjustment to the original purchase of the Reporting Person's Preference A Shares. No additional consideration was paid by the Reporting Person for such July 29, 2002 acquisition. If the original purchase price paid for all Preference A Shares were divided equally among all Preference A Shares now held, the per Share purchase price is $24.72.



                               Page 30 of 36 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                ------------------------------------------------

                             NO. OF COMMON SHARES
                                 PURCHASED (P)                      PRICE
 TRADE DATE                       OR SOLD (S)                     PER SHARE
------------                    ---------------                  -----------



08/15/02                            300(P)                           $27.54
08/16/02                            300(P)                           $27.55
08/19/02                          1,000(P)                           $27.54
08/20/02                          4,100(P)                           $28.04
08/23/02                          3,900(P)                           $28.04
08/28/02                          3,200(P)                           $28.04
08/29/02                          1,200(P)                           $28.02



                          NO. OF PREFERENCE A SHARES
                                 PURCHASED (P)                      PRICE
 TRADE DATE                       OR SOLD (S)                     PER SHARE
------------                    ---------------                  -----------


07/29/02                          3,622(P)                       $24.72 (*)

     (*) As reported in Item 3 above, these Preference A Shares were received by the Reporting Person as a Purchase Price Adjustment to the original purchase of the Reporting Person's Preference A Shares. No additional consideration was paid by the Reporting Person for such July 29, 2002 acquisition. If the original purchase price paid for all Preference A Shares were divided equally among all Preference A Shares now held, the per Share purchase is price $24.72.









                               Page 31 of 36 Pages

                                   SCHEDULE D
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------


                              NO. OF COMMON SHARES
                                  PURCHASED (P)                      PRICE
 TRADE DATE                        OR SOLD (S)                     PER SHARE
------------                     ---------------                  -----------



08/15/02                             100(P)                           $27.54
08/16/02                             100(P)                           $27.55
08/19/02                             400(P)                           $27.54
08/20/02                           1,400(P)                           $28.04
08/23/02                           1,600(P)                           $28.04
08/28/02                           1,100(P)                           $28.04
08/29/02                             400(P)                           $28.02














                               Page 32 of 36 Pages

                                   SCHEDULE E
                                   ----------

                            RR CAPITAL PARTNERS, L.P.
                            -------------------------

                            NO. OF PREFERENCE A SHARES
                                   PURCHASED (P)                      PRICE
 TRADE DATE                         OR SOLD (S)                     PER SHARE
------------                      ---------------                  -----------



07/29/02                             584(P)                        $24.72 (*)


     (*) As reported in Item 3 above, these Preference A Shares were received by the Reporting Person as a Purchase Price Adjustment to the original purchase of the Reporting Person's Preference A Shares. No additional consideration was paid by the Reporting Person for such July 29, 2002 acquisition. If the original purchase price paid for all Preference A Shares were divided equally among all Preference A Shares now held, the per Share purchase is price $24.72.


                               Page 33 of 36 Pages

                                   SCHEDULE F
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                            NO. OF COMMON SHARES
                                PURCHASED (P)                      PRICE
 TRADE DATE                      OR SOLD (S)                     PER SHARE
------------                   ---------------                  -----------



08/15/02                         4,500(P)                           $27.54
08/16/02                         2,900(P)                           $27.55
08/19/02                        14,900(P)                           $27.54
08/20/02                        61,000(P)                           $28.04
08/23/02                        57,500(P)                           $28.04
08/28/02                        47,100(P)                           $28.04
08/29/02                        17,500(P)                           $28.02





                               Page 34 of 36 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)
























                               Page 35 of 36 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  September 6, 2002

                      /s/  Joseph F. Downes
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      on its own behalf and as General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                      And RR CAPITAL PARTNERS, L.P.,
                      By Joseph F. Downes,
                      Managing Member


                      /s/  Joseph F. Downes
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.,
                      By Joseph F. Downes,
                      Managing Member


                      /s/  Joseph F. Downes
                      ----------------------------------------
                      Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                      William F. Duhamel, Andrew B. Fremder, Monica R. Landry, Richard B. Fried, William F. Mellin,
                      Stephen L. Millham, Thomas F. Steyer  and Mark C. Wehrly.



                               Page 36 of 36 Pages